Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Workhorse Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, 0.001 par value per share, to be issued under the 2017 Incentive Stock Plan	Rule 457(c) and Rule 457(h)	4,651,250 shares (3)	$4.57	$21,256,212.50	.0000927	$1,970.45
Total Offering Amounts					$21,256,212.50		$1,970.45
Total Fee Offsets					—		—
Net Fee Due					$21,256,212.50		$1,970.45

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Workhorse Group Inc. 2017 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) (3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933.  The above calculation is based on the average of the high and low prices as reported by NASDAQ on August 8, 2022, which was $4.57 per share.

Includes 2,295,625 shares of Common Stock to be issued by the Company pursuant to the 2017 Incentive Stock Plan and 2,355,625 shares of Common Stock that have been or may in the future be acquired by the Selling Stockholders (as defined below) pursuant to the 2017 Incentive Stock Plan.